Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Tuesday, November 3, 2015

NACCO INDUSTRIES, INC.
ANNOUNCES THIRD QUARTER 2015 RESULTS

Cleveland, Ohio, November 3, 2015 - NACCO Industries, Inc. (NYSE: NC) today announced net income of $3.1 million, or $0.45 per diluted share, and revenues of $239.1 million for the third quarter of 2015, compared with net income of $7.7 million, or $1.02 per diluted share, and revenues of $221.7 million in the third quarter of 2014.
The Company reported net income for the nine months ended September 30, 2015 of $3.9 million, or $0.55 per diluted share, and revenues of $629.3 million compared with a net income of $2.6 million, or $0.33 per diluted share, and revenues of $599.5 million for the first nine months of 2014.
Consolidated Adjusted EBITDA for the third quarter of 2015 and the trailing twelve months ended September 30, 2015 was $10.6 million and $64.9 million, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. For a reconciliation of GAAP results to the non-GAAP results, see page 12.
In the second quarter earnings release, the Company announced that it would cease mining operations at North American Coal’s Centennial Natural Resources mine in Alabama by the end of the year and incur a charge to earnings associated with this cessation. The third quarter results include pre-tax charges of $8.0 million related to the decision to cease mining operations at Centennial. The North American Coal section of this release contains a detailed discussion of the Centennial business.
In November 2013, NACCO announced a $60 million stock repurchase program. As of September 30, 2015, the Company had repurchased approximately 1,106,900 shares of Class A common stock for an aggregate purchase price of $59.2 million, including $23.2 million of stock purchased during the nine months ended September 30, 2015. As of October 6, 2015, the Company completed the stock repurchase program with total repurchases of approximately 1,122,900 shares of Class A common stock. Under a previous stock repurchase program, which was in place from November 2011 to November 2013, the Company repurchased an additional 624,000 shares of Class A common stock for an aggregate purchase price of $35.6 million.
The Company's cash position was $11.8 million as of September 30, 2015 compared with $61.1 million as of December 31, 2014 and $50.6 million as of September 30, 2014. Debt as of September 30, 2015 was $174.0 million compared with $247.9 million as of December 31, 2014 and $216.6 million as of September 30, 2014. Debt as of September 30, 2015 decreased primarily as a result of the completion of the Coyote Creek Mining Company's debt financing in the first quarter of 2015, which allowed Coyote Creek to repay its obligation due to North American Coal, which was $53.2 million at December 31, 2014 and $42.2 million at September 30, 2014.

Detailed Discussion of Results
North American Coal - Third Quarter Results
North American Coal reported a net loss of $5.3 million and revenues of $42.7 million for the third quarter of 2015 compared with net income of $3.2 million and revenues of $49.8 million for the third quarter of 2014. The 2015 net loss includes charges of $7.5 million, or $5.8 million after tax of $1.7 million, to increase the mine reclamation obligation and $0.5 million, or $0.3 million after tax of $0.2 million, for severance as a result of the decision to cease mining operations at Centennial by the end of 2015.
Coal tons and limerock yards sold at North American Coal for the third quarter of 2015 and 2014 are as follows:

	2015	2014
Coal tons sold	(in millions)
Consolidated mines	1.1	1.1
Unconsolidated mines	6.6	6.6
Total tons sold	7.7	7.7
Limerock cubic yards sold	5.2	5.2
North American Coal revenues decreased in the third quarter of 2015 compared with the third quarter of 2014 primarily due to a reduction in higher-priced tons sold at Centennial, partially offset by an increase in tons sold at the Mississippi Lignite Mining Company attributable to fewer plant outage days at the customer's power plant in the third quarter of 2015 compared with the third quarter of 2014. The reduction in tons sold at Centennial was primarily due to the wind down of operations.
North American Coal's operating results declined substantially in the third quarter of 2015 to an operating loss of $4.0 million from an operating profit of $4.4 million in 2014 primarily due to Centennial's operating results. Gross profit at Centennial, defined as revenue less cost of goods sold, which includes all mine operating costs and the mine reclamation obligation and severance charges previously mentioned, was a loss of $15.3 million in the third quarter of 2015 compared with a loss of $3.1 million in the third quarter of 2014. Centennial's unfavorable results were partially offset by improvements at Mississippi Lignite Mining Company as a result of more tons sold than in the third quarter of 2014 and an increase in royalty and other income.
For the nine months ended September 30, 2015, North American Coal reported net income of $3.4 million and revenues of $122.0 million compared with net income of $8.8 million and revenues of $139.5 million for the nine months ended September 30, 2014.

North American Coal - Outlook
North American Coal expects overall improved operating performance at its coal mining operations in the fourth quarter of 2015 compared with the fourth quarter of 2014. Excluding the 2014 asset impairment charge of $105.1 million, or $66.4 million after tax of $38.7 million and the 2014 gains on the sale of assets, North American Coal expects income before income taxes in the fourth quarter of 2015 to increase substantially over the fourth quarter of 2014. Cash flow before financing activities for the fourth quarter of 2015 is expected to be modestly positive as compared with negative cash flow before financing activities in the fourth quarter of 2014. Capital expenditures in the fourth quarter of 2015 are expected to be $4.5 million.
Centennial expects to incur a loss from operations in the fourth quarter of 2015 as it winds down mining operations while fulfilling commitments under existing sales contracts. The fourth quarter loss is expected to be moderately improved from the loss recognized in the third quarter of

2015, excluding the mine reclamation and severance charges. Cash expenditures related to mine reclamation will continue until reclamation is complete. Centennial will continue to evaluate strategies to maximize cash flow, including the sale of mineral reserves, equipment and parts inventory. Some equipment and parts inventory will be redeployed to other North American Coal mine locations to minimize future capital expenditures. The company is also evaluating a range of strategies for its Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions in Alabama and global coal markets improve.
At the Mississippi Lignite Mining Company, tons sold and results from operations are expected to be higher in the fourth quarter of 2015 compared with the fourth quarter of 2014 when a significant planned outage took place at the customer's power plant.
At the limerock mining operations, deliveries in the remainder of 2015 are expected to be modestly lower than the fourth quarter of 2014 due to reduced customer requirements but earnings are still expected to improve as a result of lower expenses. Royalty and other income is also expected to decline in the fourth quarter of 2015 compared with the fourth quarter of 2014.
At the unconsolidated mining operations, operating results are expected to decline moderately in the fourth quarter of 2015 compared with the fourth quarter of 2014. However, this decrease will be partially offset by additional income from a full quarter of production at Caddo Creek Resources Company, which commenced delivering coal in late 2014, and from Camino Real Fuels, which commenced delivering coal in October 2015. Camino Real Fuels expects to mine approximately 2.5 million to 3.0 million tons of coal annually when at full production.
Liberty Fuels commenced production in 2013 but will not deliver any coal for power generation in the fourth quarter. Production levels at Liberty Fuels are expected to increase gradually beginning in 2016 and build to full production of approximately 4.6 million tons of coal annually beginning in 2023, although the timing of future deliveries will be affected by the pace at which construction of the Kemper County Energy Facility is completed.
North American Coal has one mine currently in development. Coyote Creek Mining Company received its mining permit in October 2014 and is developing a mine in Mercer County, North Dakota, from which it expects to deliver approximately 2.5 million tons of coal annually beginning in mid-2016.
North American Coal expects an increase in income before taxes in 2016 compared with 2015. Results in 2016 are expected to benefit significantly from the elimination of North American Coal's only direct exposure to coal market price volatility with the cessation of mining operations at Centennial, as well as higher income from the unconsolidated mining operations. In 2016, Centennial expects to incur a moderate loss, excluding the effect of any potential future asset sales, as it manages mine reclamation obligations and disposes of certain assets. Results at Mississippi Lignite Mining Company are expected to decline in 2016 compared with 2015. Mississippi Lignite Mining Company sells lignite at contractually agreed upon coal prices which are subject to changes in the level of established indices over time. The price of diesel fuel is heavily-weighted among these indices. As such, the recent substantial decline in diesel prices is expected to reduce earnings, as the decline in revenue will only be partially offset by the effect of lower diesel prices on production costs.
Royalty and other income is expected to decrease in 2016 compared with 2015.
Income from the unconsolidated mining operations is expected to improve in 2016 as production levels increase at Camino Real and Coyote Creek commences delivering coal to its customer. Over the longer-term, North American Coal’s goal continues to be to increase earnings of its unconsolidated mines by approximately 50% by 2017 from the 2012 level of $45.2 million through the development and maturation of its newer mines and normal escalation of contractual compensation at its existing mines.
Cash flow before financing activities is expected to decrease substantially in 2016 compared with 2015 primarily as a result of the receipt of cash from the repayment of the receivable related to Coyote Creek in 2015 and higher capital expenditures. Capital expenditures are expected to be approximately $25 million in 2016 compared with $7.6 million in 2015.
North American Coal expects to continue its efforts to develop new mining projects and is actively pursuing opportunities for new or expanded coal mining projects, although opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally in aggregates.

Hamilton Beach - Third Quarter Results
Hamilton Beach reported net income of $6.4 million and revenues of $163.3 million for the third quarter of 2015, compared with net income of $6.0 million and revenues of $135.2 million for the third quarter of 2014. Operating profit increased to $11.6 million in the third quarter of 2015 from $9.5 million in the third quarter of 2014. Third quarter 2015 financial results include $9.5 million of revenues and $0.8 million of net income from Weston Brands, which Hamilton Beach acquired in December 2014.
Excluding the impact of the Weston Brands acquisition, revenues increased approximately 14%, or $18.6 million, in the third quarter of 2015 compared with the third quarter of 2014. Revenues increased primarily due to an increase in sales volumes in the U.S. consumer market, partially offset by unfavorable foreign currency movements of both the Canadian dollar and Mexican peso which weakened against the U.S. dollar.
Both operating profit and net income in the third quarter of 2015 increased from the third quarter of 2014. In addition to incremental operating profit from Weston Brands, Hamilton Beach's core operating profit improved primarily as a result of higher gross profit, partially offset by an increase in selling, general and administrative expenses. The improvement in gross profit was primarily due to higher sales volumes, partially offset by a shift in mix to lower-margin products and an increase in product costs. Selling, general and administrative expenses increased mainly from increases in employee-related expenses and professional and outside service fees, as well as higher advertising costs. Unfavorable currency movements also negatively affected results.
For the nine months ended September 30, 2015, Hamilton Beach reported net income of $8.6 million and revenues of $416.1 million compared with net income of $7.7 million and revenues of $354.9 million for the nine months ended September 30, 2014. Weston Brands contributed $17.8 million and $0.3 million to revenues and net income, respectively in 2015.

Hamilton Beach - Outlook
Uneven consumer traffic to retail locations is creating continued uncertainty about the ongoing growth prospects for the U.S. retail market for small appliances. Hamilton Beach's target consumer, the middle-market consumer, continues to experience financial pressures and shifting spending patterns. As a result, sales volumes in the middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach's core brands participate are projected to decline modestly in the fourth quarter of 2015 compared with the fourth quarter of 2014. Hunting, gardening and food enthusiast markets are expected to generate increased demand over time in the categories in which Hamilton Beach's new subsidiary, Weston Brands, participates.  The Canadian retail market is expected to continue to experience difficulty as the Canadian economy continues to struggle. Other international and commercial product markets in which Hamilton Beach participates are anticipated to grow moderately in the fourth quarter of 2015.
In spite of current market conditions, Hamilton Beach expects consolidated sales volumes in the fourth quarter of 2015 to increase compared with the fourth quarter of 2014. Hamilton Beach's international and commercial product sales volumes are expected to increase during the fourth quarter of 2015 compared with the same period in 2014 as a result of the company's strategic initiatives. While the company believes there are a number of placement opportunities that can be secured going forward for the Weston-branded business, the lower-margin, private-label business is expected to experience reduced distribution as a result of fewer placements at a large customer account.
Hamilton Beach continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs, together with higher levels of advertising for the company's highly successful and innovative product lines and its new line of Weston products. Hamilton Beach expects to expand its FlexBrewTM coffee maker and Hamilton Beach® Breakfast Sandwich Maker lines by offering products with a broader range of features. The company is continuing to introduce other new, innovative products, as well as upgrades to certain existing products in several small appliance categories and in its growing global commercial business. Hamilton Beach expects the commercial business to benefit from broadening the distribution of several newer products, including the FuryTM and EclipseTM high-performance blenders and the Blend-in-Cup mixer. Finally, Hamilton Beach's new Jamba®-branded and Wolf Gourmet® -branded products, both of which entered the market in the first half of 2015, are expected to expand and gain market position during the fourth quarter of 2015 and in 2016. Specifically, Hamilton Beach secured its lead distribution partners for the Wolf Gourmet® -branded products in the first half of the year, and, with this distribution in place, volumes for these products are gaining traction in the market and are expected to build gradually in the fourth quarter and in 2016. These products, as well as other new product introductions in the pipeline for the balance of 2015 and 2016, and the broad line of Weston products, are expected to enhance both revenues and operating profit.
As a result of new products and the execution of the company's strategic initiatives, Hamilton Beach expects an increase in revenues in the fourth quarter of 2015 compared with the fourth quarter of 2014, provided consumer spending is at expected fourth quarter levels. Due to the seasonality of the Weston business, Hamilton Beach expects Weston's revenues to be significantly higher in total for the second half of 2015 than in the first half of the year. Hamilton Beach expects fourth quarter 2015 operating profit to be comparable to the fourth quarter of 2014. The benefits from the anticipated increase in sales volumes and revenues, along with recognition of a full quarter of Weston's operating profit and related synergies from the acquisition, are expected to be fully offset by unfavorable foreign currency movements, increased advertising costs and higher transportation and warehousing costs from the increased sales volumes. Hamilton Beach continues to monitor both currency effects and commodity costs closely and intends to continue to adjust product prices and product placements, as market conditions permit. Fourth-quarter 2015 net income is expected to be lower than in the fourth quarter of 2014 primarily as a result of the absence of $1.6 million of discrete tax benefits realized in 2014.
Excluding the cash paid for Weston in 2014, Hamilton Beach expects cash flow before financing activities in 2015, including expected capital expenditures of $2.6 million in the fourth quarter, to be higher than 2014.
In 2016, the consumer retail market for small kitchen appliances is expected to be comparable to down slightly from 2015. However, the hunting, gardening and food enthusiast markets, as well as Hamilton Beach's international markets are expected to grow moderately. Overall Hamilton Beach's sales volumes, revenues and net income are expected to increase in 2016 compared with 2015 due to enhanced distribution and increased higher-margin product placements resulting from the execution of the company's strategic initiatives, partially offset by the costs to implement these initiatives, increased advertising costs, modest increases in distribution costs and unfavorable foreign currency movements. Cash flow before financing activities in 2016 is also expected to be slightly higher than 2015.
Longer term, Hamilton Beach will work to improve return on sales through economies of scale derived from market growth and its five strategic volume growth initiatives: (1) enhancing its placements in the North American consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best-in-class retailer support and increased consumer content and engagement, (3) participating in the "only-the-best" market with a strong brand and broad product line, including investing in new products to be sold under the Jamba®, Wolf Gourmet® and Weston brand names, (4) expanding internationally in the emerging Asian and Latin American markets by increasing product offerings and expanding its distribution channels and sales and marketing capabilities, and (5) achieving global Commercial market leadership through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets. Hamilton Beach expects to make continued progress in the execution of its strategic initiatives in the fourth quarter of 2015 and in 2016.

Kitchen Collection - Third Quarter Results
Kitchen Collection reported a net loss of $0.6 million and revenues of $34.7 million for the third quarter of 2015 compared with a net loss of $1.0 million and revenues of $37.6 million for the third quarter of 2014. At September 30, 2015, Kitchen Collection operated 224 total stores compared with 253 stores at September 30, 2014. At December 31, 2014, Kitchen Collection operated 248 stores.
The decline in Kitchen Collection's revenues was primarily the result of the strategic decision to close unprofitable stores since September 30, 2014. The reduced net loss was mainly the result of the closure of unprofitable stores combined with improved results at the Kitchen Collection® comparable stores.
For the nine months ended September 30, 2015, Kitchen Collection reported a net loss of $4.3 million and revenues of $94.5 million compared with a net loss of $7.7 million and revenues of $107.2 million for the nine months ended September 30, 2014.

Kitchen Collection - Outlook
The overall retail market has experienced lower consumer traffic and demand patterns at certain mall locations during 2015 - trends that are expected to continue in the fourth quarter of 2015 and in 2016. Kitchen Collection's target customer is the middle-market consumer interested in housewares and small appliances. Financial pressures and a shift in the spending patterns of this target consumer group have resulted in relatively flat sales trends in these categories over the last few years. These factors and uncertain economic conditions are expected to continue to limit target consumer spending on housewares and small appliances at its mall locations. As a result, Kitchen Collection expects continued market softness in the fourth quarter of 2015 and in 2016. Given this market environment, Kitchen Collection has realigned its business by closing 30 underperforming stores and only opening six new stores during the first nine months of 2015, leaving a smaller number of core Kitchen Collection® outlet stores which are expected to perform with acceptable profitability. Kitchen Collection expects to open an additional seven outlet stores during the fourth quarter of 2015. In total, fewer stores will be open during the fourth quarter than a year ago, which is expected to result in lower fourth-quarter 2015 revenues compared with the fourth quarter of 2014.
Despite substantially lower sales volumes, Kitchen Collection expects a significant improvement in operating profit in the fourth quarter of 2015 compared with the fourth quarter of 2014, largely due to the absence of charges totaling $2.8 million pre-tax recorded in the fourth quarter of 2014 related to realigning the business. The improvement in profitability per store is primarily the result of closing underperforming and loss-generating stores early in 2015 and reducing the company's expense structure. The anticipated improved fourth quarter results are also expected to contribute to roughly break-even operating profit for full year 2015. Cash flow before financing activities for the 2015 full year is expected to be positive again, but down from the level generated in 2014. Capital expenditures are expected to be $0.5 million in the fourth quarter of 2015.
Despite continued market weakness, Kitchen Collection anticipates 2016 revenues to increase marginally compared with 2015. The company expects an increase in revenues as it adds stores cautiously in optimum locations in strong outlet malls. As a result of the anticipated increase in revenues and the comprehensive realignment actions taken during 2014 and 2015, Kitchen Collection anticipates it may return to profitability in 2016. In addition, Kitchen Collection believes its remaining stores are well-positioned to allow the company to continue to be profitable in the current challenging environment and be prepared to take advantage of any future market rebound. Cash flow before financing activities is expected to be positive in 2016 but substantially lower than 2015.
Longer term, Kitchen Collection plans to continue to focus on comparable store sales growth around a solid core store portfolio. Kitchen Collection expects to accomplish this by enhancing sales volume and profitability through continued refinement of its formats and ongoing review of specific product offerings, merchandise mix, store displays and appearance, while continuing to improve inventory efficiency. Increasing sales of higher-margin products will also continue to be a key focus, as well as continuing to evaluate and, as lease contracts permit, close or restructure leases for underperforming and loss-generating stores.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Wednesday, November 4, 2015 at 10:00 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 58805733, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 11, 2015. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that Adjusted EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Adjusted EBITDA. For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) additional charges to be incurred in connection with or as a result of the decision to cease operations at Centennial, (3) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (4) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (5) weather conditions, extended power plant outages, utility dispatch decisions on the basis of cost or regulatory compliance criteria which may result in the utilization of electric generating units other than generating units supplied by North American Coal, or other events that would change the level of customers' coal or limerock requirements, (6) weather or equipment problems that could affect deliveries to customers, (7) changes in the power industry that would affect demand for North American Coal's reserves, (8) uncertainties associated with the wind down of the Centennial operation, including the market demand and price for Centennial's equipment, coal inventory and reserves and the timing and cost of final mine reclamation activities, (9) changes in the costs to reclaim North American Coal mining areas and the required timing of such reclamation activities, (10) costs to pursue and develop new mining and other business development opportunities, (11) changes or termination of a long-term mining contract, or a customer default under a contract and (12) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) the successful integration of the Weston Brands acquisition, (11) increased competition, including consolidation within the industry and (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores and (7) increased competition, including by internet-based retailers.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
	(In thousands, except per share data)
Revenues	$239,107	$221,714	$629,341	$599,497
Cost of sales	196,892	175,171	513,556	480,260
Gross profit	42,215	46,543	115,785	119,237
Earnings of unconsolidated mines	12,234	12,064	36,863	36,069
Operating expenses
Selling, general and administrative expenses	47,551	46,373	139,186	145,792
Amortization of intangible assets	1,138	911	3,173	2,667
	48,689	47,284	142,359	148,459
Operating profit	5,760	11,323	10,289	6,847
Other expense (income)		`
Interest expense	1,597	2,046	5,383	5,450
Income from other unconsolidated affiliates	(264)	(191)	(1,736)	(159)
Closed mine obligations	244	316	1,071	940
Other, net, including interest income	908	86	1,220	(65)
	2,485	2,257	5,938	6,166
Income before income tax provision (benefit)	3,275	9,066	4,351	681
Income tax provision (benefit)	134	1,367	458	(1,870)
Net income	$3,141	$7,699	$3,893	$2,551

Basic earnings per share	$0.45	$1.02	$0.55	$0.33
Diluted earnings per share	$0.45	$1.02	$0.55	$0.33

Dividends per share	$0.2625	$0.2575	$0.7825	$0.7650

Basic weighted average shares outstanding	6,924	7,515	7,051	7,688
Diluted weighted average shares outstanding	6,935	7,533	7,065	7,702
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
	(In thousands)
Revenues
North American Coal	$42,704	$49,840	$121,965	$139,492
Hamilton Beach	163,291	135,155	416,082	354,865
Kitchen Collection	34,708	37,551	94,457	107,231
Eliminations	(1,596)	(832)	(3,163)	(2,091)
Total	$239,107	$221,714	$629,341	$599,497

Operating profit (loss)
North American Coal	$(4,010)	$4,362	$3,579	$11,198
Hamilton Beach	11,643	9,531	16,711	12,719
Kitchen Collection	(843)	(1,429)	(6,860)	(12,198)
NACCO and Other	(1,142)	(1,073)	(3,267)	(4,429)
Eliminations	112	(68)	126	(443)
Total	$5,760	$11,323	$10,289	$6,847

Income (loss) before income tax provision (benefit)
North American Coal	$(4,909)	$3,008	$1,563	$7,450
Hamilton Beach	10,241	8,950	13,738	11,386
Kitchen Collection	(904)	(1,535)	(7,013)	(12,518)
NACCO and Other	(1,265)	(1,289)	(4,063)	(5,194)
Eliminations	112	(68)	126	(443)
Total	$3,275	$9,066	$4,351	$681

Net income (loss)
North American Coal	$(5,345)	$3,185	$3,401	$8,815
Hamilton Beach	6,378	6,008	8,614	7,717
Kitchen Collection	(550)	(966)	(4,290)	(7,656)
NACCO and Other	(774)	(906)	(2,710)	(3,776)
Eliminations	3,432	378	(1,122)	(2,549)
Total	$3,141	$7,699	$3,893	$2,551
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	(In thousands)
	12/31/2014	3/31/2015	6/30/2015	9/30/2015	9/30/2015 Trailing 12 Months
Net income (loss)	$(40,669)	$1,027	$(275)	$3,141	$(36,776)
Centennial long-lived asset impairment charge	105,119	—	—	—	105,119
Income tax provision (benefit)	(36,585)	380	(56)	134	(36,127)
Interest expense	2,116	2,125	1,661	1,597	7,499
Interest income	(276)	(357)	(23)	(74)	(730)
Depreciation, depletion and amortization expense	8,625	5,758	5,801	5,778	25,962
Adjusted EBITDA*	$38,330	$8,933	$7,108	$10,576	$64,947

	Quarter Ended
	(In thousands)
	12/31/2013	3/31/2014	6/30/2014	9/30/2014	9/30/2014 Trailing 12 Months
Net income (loss)	$22,556	$(1,524)	$(3,624)	$7,699	$25,107
Centennial goodwill impairment charge	3,973	—	—	—	3,973
Income tax provision (benefit)	4,600	(565)	(2,672)	1,367	2,730
Interest expense	1,279	1,454	1,950	2,046	6,729
Interest income	(135)	(150)	(179)	(226)	(690)
Depreciation, depletion and amortization expense	8,195	5,979	6,618	6,848	27,640
Adjusted EBITDA *	$40,468	$5,194	$2,093	$17,734	$65,489

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines Adjusted EBITDA as income before long-lived asset and goodwill impairment charges and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION

RECONCILIATION TO NORTH AMERICAN COAL OPERATING PROFIT
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
	(In thousands)
Gross profit (loss) - consolidated mines	$(8,734)	$806	$(12,984)	$(3,428)
Gross profit - royalty and other	1,784	1,128	4,882	6,360
Total gross profit (loss)	(6,950)	1,934	(8,102)	2,932
Earnings of unconsolidated mines	12,234	12,064	36,863	36,069
Selling, general and administrative expenses	8,501	8,725	23,045	25,136
Amortization of intangibles	793	911	2,137	2,667
North American Coal operating profit (loss)	$(4,010)	$4,362	$3,579	$11,198

(All amounts are subject to annual audit by our independent registered public accounting firm.)